Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 9, 2021 (except as to Note 14, which is as of June 23, 2021), with respect to the consolidated financial statements of CVRx, Inc. contained in the Registration Statement on Form S-1 (File No. 333-256800), as amended, filed on June 23, 2021 and related Final Prospectus filed on July 1, 2021, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
July 1, 2021